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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

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                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

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[_]  Soliciting Material Pursuant to Rule 14a-12

                          Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

     Set forth below is a transcript of an interview with Duane C. McDougall, President and Chief Executive Officer of Willamette Industries, Inc. A video of the interview has been produced to be shown to certain employees of Willamette on or after the date of this filing. The video was produced prior to (i) receipt of certain comments from the Securities and Exchange Commission (the "SEC") relating to the Definitive Proxy Statement filed by Willamette with the SEC on April 2, 2001 and (ii) Weyerhaeuser's removal of John C. Creighton from its slate of nominees for election to Willamette's board of directors at the 2001 annual meeting of shareholders. In light of the foregoing, Willamette has determined that certain statements made by Mr. McDougall in the video require clarification. As such, an addendum to the video will be distributed to employees prior to viewing the video. The text of the addendum precedes the transcript.

                               *****************

                                    ADDENDUM
                                    --------

     The video you are about to watch includes an interview with Duane C. McDougall, our President and Chief Executive Officer. Please draw your attention to the following clarifications to statements made by Mr. McDougall during the course of the interview:

 . As of March 7, 2001, the value of Weyerhaeuser's common stock had appreciated by approximately 35% since the public announcement of Weyerhaeuser's hostile proposal. Although a portion of the recent appreciation in Weyerhaeuser's common stock may be attributable to the proposed merger, assuming Willamette had appreciated by 35%, the implied premium of Weyerhaeuser's $48 per share offer would be only 3%.

 .  According to the proxy statement supplement filed by Weyerhaeuser on March
   26, 2001, each of Weyerhaeuser's nominees has been paid $25,000 to run for election to the Board.

 . Two of Weyerhaeuser's nominees, Messrs. Luthy and Lane, are former officers of, and, we believe, receive pension and retirement benefits from, Weyerhaeuser. The remaining Weyerhaeuser nominee, Ms. Sroufe, was a partner at Weyerhaeuser's outside legal advisor. None of Weyerhaeuser's nominees has any public company director experience at all and not one of them was ever elected to serve on Weyerhaeuser's own board of directors.

 . Weyerhaeuser's nominees have indicated their intention, subject to their fiduciary duties, to support a sale of Willamette to Weyerhaeuser at $48 per share.

 . Willamette's nominees collectively have been associated with Willamette as directors, executive officers, employees or outside advisors for over 70 years. Your Board strongly recommends that you support Willamette's nominees by voting "FOR" Willamette's nominees on the GREEN proxy card.

          JACKIE LANG:  Hello.  I'm Jackie Lang

    at Corporate Communications in Portland

    where we are getting ready to talk with

    Willamette CEO Duane McDougall about

    Weyerhaeuser's hostile attempt to take over

    our company.  For every one of us, the last

    few months have been a time of concern and

    frustration.  We'll ask Duane to give us his

    perspective on the issue and also some

    advice on what we can do to help.

          Also in this video we'll see how

    teamwork and low cost production are

    producing some extraordinary results at Port

    Wentworth, Georgia; we'll see how Willamette

    employees are turning a tidy profit in the

    face of escalating energy prices; last stop,

    Atlanta, where Willamette employees play

    host to home builders from across the country.

          And now let's talk with Duane

    McDougall.

          DUANE MCDOUGALL:  You know, I can't

    tell you how proud I am of all the

    employees, everybody that works here at

    Willamette.  This has been a long process.

    We've been involved in this for four months

    now.  A lot of uncertainty.  Frankly, a lot

    of frustration for all us, but everybody

    stayed very focused.  Everybody needs to

    know that this is obviously going to go on

    for another three months until the annual

    meeting and has the potential to go for

    another year beyond that.

          JACKIE LANG:  What's Weyerhaeuser

    trying to do at this point?

          DUANE MCDOUGALL:  Basically,

    Weyerhaeuser is trying to buy your company as

    cheaply as possible and take money out of

    your pocket.  It is an opportunistic attempt

    that they've made when the stock price was

    at a low level like all the industry stock

    prices were at a low level.  Weyerhaeuser has

    consistently said that Willamette and

    Weyerhaeuser are very close to each other and

    their performance in the stock market

    mirrors one another.  Weyerhaeuser has gone

    up 35 percent since the November 10th date

    which was the last day before the hostile

    acquisition was made public. That means that what they're offering at 48 dollars a share is a 3 percent premium over where we

     would probably be trading today.  Not

     exactly an appealing offer.

           JACKIE LANG:  What's the most

     important thing for our employees to know

     about the Weyerhaeuser nominees?

           DUANE MCDOUGALL:  Well, it's a highly

     unusual slate.  One, they are all being paid

     $25,000 a piece.  Usually if that's done

     it's given to a charity.  Secondly, three

     out of the four are receiving retirement

     benefits from Weyerhaeuser right now.

     Thirdly, only one of them has ever been

     deemed -- has ever been selected to serve on

     a board of directors and so they have very

     little public company experience.  And, you

     know, finally, as Weyerhaeuser states

     publicly in their proxy statement, these

     people are being nominated strictly to make

     a transaction take place.  When I say a

     transaction take place, they are doing it to

     sell your company as cheaply as possible.

           JACKIE LANG:  Shareholders have
     already been receiving calls and mailings

     from Weyerhaeuser.  It's getting really

     confusing.

           DUANE MCDOUGALL:  Well, that's true.

     It's a deliberate attempt, frankly, by

     Weyerhaeuser to cause some confusion.  They

     are hoping that with that confusion they can

     get some votes that they wouldn't normally

     get.  But it's really very simple.  It's a

     case of signing Willamette's green proxy

     card and sending it in and we are going to

     keep ours pretty straightforward and not try

     to bother people like Weyerhaeuser has.

           Your vote is critically important.

     We've all had the recent experience in this

     last presidential election where every vote

     counted and I think the same situation is

     going to apply here.  So everybody needs to

     send in their vote for Willamette nominees.

           The other two people are Ken

     Hergenhan.  Ken is a former partner with

     Miller Nash.  He has been associated with

     Willamette Industries since 1967 when it was

     originally formed as Willamette Industries so Ken has a great depth of experience and extremely sharp and intelligent individual.

           The other individual is Bob Smelick.

     Bob's been on our board since 1990.  Again,

     he has been associated with Willamette since

     1983.  A former investment banker.  He was

     in charge of First Boston's west coast

     operations.  He's also a founding partner in

     a venture capital firm now and serves on a

     number of boards and Bob is a very astute

     individual also and has a great deal of

     experience with Willamette.

           You know, the three of us have over 70

     years of experience working with Willamette

     Industries and the people here.  I think

     it's a great slate of directors.

           A lot of people have asked me about

     the poison pill.  I prefer to call it a

     shareholder rights plan because that's what

     it is.  But basically what it does is if a

     hostile bidder comes in and tries to acquire

     more than 15 percent of the stock, the board

     has an option to issue a massive amount of

     shares at a very low price that creates
     tremendous dilution in the number of shares

     outstanding.  It makes it extremely

     expensive for an acquirer to pursue that

     route.  So expensive that nobody does it.

     So what eventually ends up is providing

     adequate time to evaluate offers and to

     defend the company against a hostile

     aggressive bid that is inadequate.

           Jackie, I feel extremely confident

     about Willamette's future.  We're well

     positioned and, as I've said many times

     before, what makes our company better than

     anybody else in the industry is it's not the

     equipment, we can all buy the same

     equipment, what makes us better is our

     people and the way they care about what they

     do, our decentralized structure, and

     everybody taking -- viewing where they work

     as their business, their opportunity --

     looking for opportunities to grow a profit.

     It's all of our people that make us unique

     and make us superior to everybody else in

     the industry in my opinion.

     ***********************************************

The following Q&A has been posted on the intranet and website of Willamette Industries, Inc.:

Because Weyerhaeuser's mailing may have caused considerable confusion, we have answered below some of our shareholders' more frequently asked questions:

Q. What should I do with Weyerhaeuser's gold proxy card?
A. You don't need to do anything. We strongly suggest that you neither sign nor return the gold proxy card sent to you by Weyerhaeuser. Willamette's proxy materials are being mailed right now and contain detailed information about why we believe Willamette's slate of directors will better represent your interests than Weyerhaeuser's paid nominees, none of whom have any experience as directors of public companies.

Q. What should I do if I've already signed the Weyerhaeuser gold card? Can I send in more than one proxy card?
A. If you have returned Weyerhaeuser's gold proxy card you can revoke your vote at any time up to the annual meeting on June 7 by signing, dating, and returning Willamette's GREEN proxy card.

Q. If I marked the "withhold authority" box on the Weyerhaeuser proxy card, will that count as a vote for Willamette's nominees?
A. No. It is important to understand that if you have voted `withhold authority' on Weyerhaeuser's gold proxy card, your vote will not be counted one way or the other. To vote in favor of Willamette's nominees you must sign and return the GREEN Willamette proxy card.

Q. What if I don't vote at all?
A. Every vote matters. The three director nominees who receive the most votes will be elected, which is why we strongly urge you to sign and return your GREEN Willamette proxy card if you wish to elect Willamette's experienced directors.

Q. Why am I getting so many letters and phone calls from Weyerhaeuser?
A. Because they are aggressively trying to get their paid nominees onto our board, so that their shareholders get the full value of Willamette, not you.

Q. Will I ever get just one card that I can use to vote for either slate of directors?
A. No, the only way you can vote to elect Willamette's directors is to sign and return the GREEN Willamette proxy card.

Q. Can I vote by telephone or Internet?
A. No, because of the proxy contest this year, you must actually sign and return a proxy card for your shares to be voted.

Q. Should I vote before or after the April 16th record date?
A. You can vote at any time up to the annual meeting on June 7, as long as you are a shareholder as of the close of business on the record date.

If you have any additional questions with respect to voting, please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect) or e-mail them at proxy@mackenziepartners.com.

********************************************************************************

The following excerpts from the Definitive Proxy Statement, filed by the Company on April 2, 2001, have been posted on the intranet and website of Willamette Industries, Inc.:

WHY YOU SHOULD VOTE FOR THE WILLAMETTE NOMINEES

The Board has unanimously concluded that the Weyerhaeuser Offer is inadequate and not in the best interests of the Company, its shareholders and other constituencies. We are confident we can deliver more value to our shareholders over time than what Weyerhaeuser has offered. At the same time, the Weyerhaeuser nominees, all of whom are being compensated by Weyerhaeuser to run for election to the Board, and all of whom have past affiliations with Weyerhaeuser, have indicated their intention, subject to their fiduciary duties, to support the sale of the Company to Weyerhaeuser at the Offer Price. Accordingly, the Board unanimously recommends a vote "FOR" the Willamette nominees. Set forth below are the principal reasons to vote "FOR" the Willamette Nominees.

THE BOARD HAS DETERMINED THAT THE WEYERHAEUSER OFFER IS INADEQUATE AND DRAMATICALLY UNDERVALUES WHAT THE BOARD BELIEVES TO BE THE PREMIER FOREST PRODUCTS FRANCHISE:

* The Board has received the opinion of Goldman, Sachs & Co., financial advisor to the Company ("Goldman Sachs"), that, as of December 11, 2000, the Offer Price is inadequate, from a financial point of view, to the Company's shareholders.

* The premiums and multiples implied by the Weyerhaeuser Offer are well below those paid in recent comparable industry transactions. For instance, in its acquisition of Consolidated Papers (another highly regarded company in the sector), Stora Enso paid premiums of 69% relative to the day prior to the announcement, 34% relative to the 52-week high, and 28% relative to the all-time high. In addition, in a number of recent transactions in the industry involving companies with business mixes similar to Willamette's, the average premium relative to the day prior to announcement of the transaction was 53%, 20% relative to the 52-week high, and 17% relative to the all time high(/1/). The Weyerhaeuser Offer implies a 38% premium relative to the day prior to the public announcement of Weyerhaeuser's hostile proposal, and discounts of 1% to its 52-week high and 6% to Willamette's all-time high.

* As of March 7, 2001, the average stock price of a composite of shares of comparable companies in the industry (the "Industry Composite")(/2/) had appreciated by approximately 26% since the public announcement of Weyerhaeuser's hostile proposal, suggesting that the premium implied by the Weyerhaeuser Offer is significantly lower than the 38% premium implied at the time of the public announcement of Weyerhaeuser's hostile proposal. In addition, as of March 7, 2001, the value of Weyerhaeuser's common stock had appreciated by approximately 35% over the same period of time. According to Weyerhaeuser, Willamette "is a unique fit with Weyerhaeuser's core products portfolio" and therefore, by their logic, Weyerhaeuser is the best proxy for Willamette. Although a portion of the recent appreciation in Weyerhaeuser's common stock may be attributable to the proposed merger, assuming Willamette had appreciated by 35%, the implied premium would be only 3%.(/3/)

* Although the Company is not for sale, the Board believes that based on the $300 million in synergies that Weyerhaeuser has publicly stated (and the $330 to $645 million synergy range provided by Weyerhaeuser to the Company in a meeting in September 1998), and Wall Street research analysts' consensus earnings and cash flow estimates for Weyerhaeuser and the Company, Weyerhaeuser could pay significantly in excess of the Offer Price for Willamette. In November Weyerhaeuser referred to their proposed transaction as "strongly accretive to cash flow and earnings per share" which the Board believes is further evidence that the Weyerhaeuser Offer is in the best interests of Weyerhaeuser's shareholders, not Willamette's.

WE BELIEVE OUR STRATEGIC PLAN WILL DELIVER GREATER VALUE OVER THE LONG-TERM THAN THE WEYERHAEUSER OFFER:

* Willamette has historically generated superior returns for its shareholders. The average annual return (including re-invested dividends) of the Willamette Common Stock has been nearly four times that of the Industry Composite over the period 1991 through November 10, 2000, and has almost matched the Standard & Poors ("S&P") 500 performance over that period (despite a very difficult decade for the industry and an extraordinarily good performance for the S&P 500).

* Over the last ten years, the Company's average annual earnings per share ("EPS") growth rate has exceeded 9%, while the EPS growth rate of the Industry Composite was approximately zero, on average. Willamette's EPS growth rate over this period was three times that of a large cap composite comprised of International Paper, Georgia-Pacific and Weyerhaeuser.

* Willamette has developed and executed a sound, proven strategy of increasing earnings through sales growth, operating efficiency and cost-reduction. The Company believes it is among the low-cost integrated producers in its brown and white paper segments and highly competitive in its building products segment. Willamette has consistently led the industry by most key financial metrics, such as operating margins and returns. We believe that Willamette is well-positioned to continue this outperformance.

* Willamette has undertaken significant value-enhancing initiatives over the last few years aimed at reducing costs, growing market opportunities and, most importantly, increasing EPS growth; management believes that, based on the current pricing environment, these initiatives will add in excess of $340 million to annual earnings before interest, taxes, depreciation and amortization by 2004. The Board believes that this additional cash flow and earnings stream has not yet been reflected in the Company's share price (nor in the Weyerhaeuser Offer) and should result in higher long-term market value.

* The Board believes that continuing the Company's strategic plan provides the flexibility to consider potential strategic transactions at a time that is more opportune for the Company's shareholders, not for Weyerhaeuser.

THE BOARD BELIEVES THAT THE WILLAMETTE NOMINEES ARE HIGHLY QUALIFIED AND WILL ACT IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS:

* The Willamette Nominees collectively have been associated with Willamette as directors, executive officers, employees or outside advisors for over 70 years.

* The Willamette Nominees are intimately familiar with the business, financial condition, prospects and current business strategy of the Company as well as the nature of the industries in which the Company operates.

* As of February 28, 2001, the Willamette Nominees collectively held 28,893 shares of Willamette Common Stock and options to purchase 209,080 shares of Willamette Common Stock; their interests are aligned with the Company's shareholders and they are committed to protecting the best interests of the Company, its shareholders and other constituencies, as well as enhancing the long-term value of the Company.

WEYERHAEUSER'S NOMINEES HAVE STRONG TIES TO WEYERHAEUSER AND LACK EXPERIENCE AS
DIRECTORS:

* According to the proxy statement supplement filed by Weyerhaeuser on March 26, 2001, each of the Weyerhaeuser Nominees has been paid $25,000 by Weyerhaeuser to run for election to the Board.

* Two of the Weyerhaeuser Nominees, Messrs. Luthy and Lane, are former officers of, and, we believe, receive pension and retirement benefits from, Weyerhaeuser. The remaining Weyerhaeuser Nominee, Ms. Sroufe, was a partner at Weyerhaeuser's outside legal advisor. The Board believes that the interests of the Weyerhaeuser Nominees are aligned with those of Weyerhaeuser and its shareholders, and not with Willamette or its shareholders.

* None of the Weyerhaeuser Nominees has any public company director experience at all. In addition, not one of them was ever elected to serve on Weyerhaeuser's own Board of Directors.

* The Company and Weyerhaeuser are direct competitors that vie for many of the same customers and contracts. The Board recognizes that the Weyerhaeuser Nominees, if elected, would have fiduciary duties to the Company and its shareholders. Nonetheless, the Board and management may be hesitant to share certain confidential information with individuals who were paid by Weyerhaeuser to run for election to the Board, have strong past affiliations with Weyerhaeuser and are expected, subject to their fiduciary duties, to support a sale of the Company to Weyerhaeuser.

* Given that it is in Weyerhaeuser's interest to acquire Willamette by paying the lowest possible price for your shares, the Board believes that the Weyerhaeuser Nominees would, subject to their fiduciary duties, have less incentive to develop other alternatives that create more value for Willamette shareholders.

GIVEN THESE REASONS, YOUR BOARD STRONGLY RECOMMENDS THAT YOU SUPPORT THE WILLAMETTE NOMINEES, WHO THE BOARD BELIEVES ARE HIGHLY QUALIFIED AND ARE RESPONSIBLE FOR WILLAMETTE'S SUPERIOR FINANCIAL PERFORMANCE, BY VOTING "FOR" THE WILLAMETTE NOMINEES.

YOUR BOARD URGES YOU TO REJECT THE WEYERHAEUSER NOMINEES, WHO ARE LOYAL TO WEYERHAEUSER AND WERE SELECTED TO ACHIEVE WEYERHAEUSER'S GOAL OF ACQUIRING YOUR COMPANY AT THE LOWEST POSSIBLE PRICE.

(1) The selected transactions were Stora Enso Oyj/Consolidated Papers, Inc., International Paper Company/Champion International Corporation, and International Paper Company/Union Camp Corporation.

(2) The "Industry Composite" is comprised of Boise Cascade Corporation, Georgia-Pacific Corporation, International Paper Company, Louisiana-Pacific Corporation, Smurfit-Stone Container Corporation, Temple-Inland, Inc., and Weyerhaeuser. All of the companies in the Industry Composite are included in the S&P Paper & Forest Products Index. Willamette believes the companies included in the Industry Composite are most representative of Willamette's business mix. The market capitalizations of the companies in the Industry Composite range from $1.0 billion to $17.4 billion.

(3) The stock price appreciation figures in this paragraph with respect to companies in the Industry Composite do not include reinvestment of dividends.